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EXHIBIT 10(C)

                             WELLS FARGO BONUS PLAN

I        PURPOSE

         The purpose of the Wells Fargo Bonus Plan (the "Plan") is to motivate a select group of management, supervisory and individual contributors to achieve superior results for Wells Fargo & Company and its subsidiaries ("Wells Fargo"). The Plan is designed to provide Participants with incentive compensation opportunities that focus on individual and team contributions through the measurement of meaningful performance goals that are consistent with Wells Fargo's corporate and business unit objectives.

         The Plan is effective January 1, 2000. Participants, incentive opportunities and performance objectives shall be identified annually.

II.      ELIGIBILITY

         A select group of Wells Fargo management, supervisors and individual contributors who are in a position to control or influence business units are eligible to participate in the Plan. Eligibility for participation is determined on a case-by-case basis. Business unit managers are responsible for identifying Participants within their business units prior to the beginning of the Plan Year.

         The intent of the Plan is to provide incentive awards to those Participants who are not eligible for a bonus or incentive compensation under any other plan or written agreement with Wells Fargo. Therefore, Plan Participants who participate in any other Wells Fargo-sponsored incentive compensation plan will not receive an award under this Plan.

III.     INCENTIVE OPPORTUNITY

         A. Business unit managers, working with Human Resources, shall establish an incentive opportunity for each Participant's position. The incentive opportunity shall be a range (target - threshold - maximum) stated as a percentage of the Participant's base salary ("Opportunity Percentages"). The target-level Opportunity Percentage should reflect the value of good, commendable, on-plan performance. The threshold-level Opportunity Percentage is typically set at 50% of the target Opportunity Percentage while the maximum-level Opportunity Percentage is typically set at 150% of the target.

         B.   Disqualifying Factors

              For purposes of this Plan, a "Disqualifying Factor" is an event, the occurrence of which immediately invalidates a Participant's opportunity for an incentive award. If a Participant's incentive opportunity is subject to a Disqualifying Factor and the event occurs, the Participant shall have no incentive opportunity for that particular Plan Year. Generally, Wells Fargo does not support the use of Disqualifying Factors subject to the following exceptions:

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              1.  Executive-level  Participants  shall typically be subject to
                  Disqualifying Factors that tie to Wells Fargo's annual corporate objectives.

              2. A Disqualifying Factor applicable to each Participant is that he/she must be employed by Wells Fargo as of the last day of the Plan Year in order to be eligible for an incentive award under the Plan. There will be no incentive opportunity for the Plan Year for those Participants who experience a voluntary or involuntary termination before the last day of the Plan Year except if the termination is a result of the Participant's retirement, death or a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan as set forth in Section VII, A and C.

IV.      PERFORMANCE OBJECTIVES

         A Performance Objective should be established for each Participant to be effective as of the beginning of the Plan Year. The Performance Objective should consist of identifiable Performance Measures and Performance Levels.

         A.   Performance Measures

              A Performance Measure defines the action or resultant performance expected of a Participant in a given Plan Year. Three to five Performance Measures should be identified for each Participant to be effective as of the beginning of the Plan Year. The business unit manager is responsible for defining the Performance Measure. The business unit manager is encouraged to consult with the Participant in identifying the Performance Measure. All Performance Measures are subject to review at higher levels of the organization.

              Performance Measures may vary from year to year, from one position to another and/or from one Participant to another. Generally, the Performance Measures should be indicators of the expected: overall financial success at the Participant's level or business unit; tactical, operating achievements which will contribute to the overall success at the Participant's level or business unit; and/or the major strategic milestones achieved by or on behalf of the Participant, the Participant's business unit or Wells Fargo. Where appropriate, the Performance Measures should support or correspond with the financial goals expressed in the annual business plan for the Participant's level or business unit.

         B.   Performance Levels

              Performance Levels are the designated target, threshold and maximum levels of performance defined as quantitative goals. Performance Levels may be assigned based on the achievement of some or all of the Performance Measures by the end of the Plan Year, or they may be assigned within each Performance Measure so that the accomplishment of some elements of the Performance Measure qualifies for an incentive award. For example, a Participant's target level of performance may be accomplished if the Participant satisfies three of his/her Performance Measures by the



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              end of the Plan Year. Alternatively, Performance Levels could be assigned within a Performance Measure so that the Participant may earn a percentage of his/her incentive award based on the achievement of some or all of the elements of the Performance Measure. The business unit manager is responsible for identifying the target, threshold and maximum Performance Levels that will be used to calculate the Participant's incentive award. In identifying the Performance Levels, the business unit manager is encouraged to consult with the Participant and/or Human Resources. All Performance Levels are subject to review at higher levels of the organization.

              1. The target Performance Level should be challenging enough to motivate performance but not unattainable. It should reflect good, commendable, on-plan performance.

              2. The threshold Performance Level should reflect satisfactory performance that falls short of the target Performance Level.

              3. The maximum Performance Level should reflect performance that significantly exceeds the expectations of the target Performance Level.

         C.   Performance Weighting

              Performance Measures may be weighted to correspond with the Participant's accountability, strategic and tactical priorities, and the Performance Measure's level of difficulty. The business unit manager is encouraged to consult with the Participant to determine the weights, but these decisions are subject to review at higher levels of the organization.

V.       INCENTIVE AWARDS

         For purposes of determining a Participant's incentive award under the Plan, the Participant's performance shall be evaluated as soon as practicable following completion of the Plan Year. (If the Participant is ineligible for an incentive award due to a Disqualifying Factor, then it is not necessary to conduct any further evaluation of the Performance Objectives.) All awards under the Plan are subject to the following guidelines:

         A. Each Performance Measure is evaluated individually following the end of the Plan Year. The Participant's incentive award for a Plan Year is determined by adding the values determined for each Performance Measure taking into consideration any assigned weighting. The incentive award should be consistent with the overall Opportunity Percentage identified for the Participant's position.

         B. A Participant's award may be increased or decreased by up to 15% of its value, on a discretionary basis by the manager of the Participant's business unit.

         C. Incentive awards are based on the Participant's base salary and will be paid to the Participant by the end of March following the end of the Plan Year.

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         D.   With approval from the Plan Administrator, an incentive award may be reduced in any amount or denied for unsatisfactory performance. An incentive award may also be denied if a Participant is involuntarily terminated before the date that the Participant's incentive award is paid.

VI.      ADMINISTRATION

         A.   Plan Administrator

              The Plan Administrator is the Executive Vice President and Director of Human Resources. The Plan Administrator has full discretionary authority to administer and interpret the Plan and may, at any time, delegate to personnel of Wells Fargo such responsibilities as he or she considers appropriate to facilitate the day-to-day administration of the Plan. The Plan Administrator also has the full discretionary authority to adjust or amend a Participant's incentive opportunity under the Plan at any time.

         B.   Plan Year

              Participant performance is measured and financial records are kept on a "Plan Year" basis. The Plan Year is the 12-month period beginning each January 1 and ending on the following December 31, unless the Plan is modified, suspended or terminated.

         C.   Disputes

              If a Participant has a dispute regarding his/her incentive award under the Plan, the Participant should attempt to resolve the dispute with the manager of his/her business unit. If this is not successful, the Participant should prepare a written request for review addressed to the Participant's Human Resources representative. The request for review should include any facts supporting the Participant's request as well as any issues or comments the Participant deems pertinent. The Human Resources representative will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant's written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.

         D.   Amendment or Termination

              The Board of Directors of Wells Fargo & Company (the "Company"), and the Human Resources Committee of the Board of Directors, the Company's President, any Vice Chairman, or the Executive Vice President of Human Resources may amend, suspend or terminate the Plan at any time, for any reason. No amendment, suspension or termination of the Plan shall adversely affect a Participant's incentive award earned under the Plan prior to the effective date of the amendment, suspension or termination, unless otherwise agreed to by the Participant.



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VII.     MISCELLANEOUS PROVISIONS

         A.   Leaves of Absence

              Incentive awards payable under the Plan should be pro-rated for Participants who go on a leave of absence provided the Participant has actively worked at least three months during the Plan Year AND some or all of the Participant's Performance Objective has been met. For Participants who receive notice of a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan, the Notice Period (as defined by that plan) should be considered in determining whether the Participant satisfies the three-month "actively at work" requirement. Incentive awards will be determined following the end of the Plan Year.

         B.   Changes in Employment Status

              1. Employees hired after the beginning of the Plan Year may be eligible to participate in the Plan. Incentive Opportunity Percentages and Performance Objectives should be designed accordingly. Where Performance Objectives are impractical to develop for a partial Plan Year, eligibility should be delayed until the next Plan Year.

              2. If, during the Plan Year, a Participant transfers to another business unit or receives a promotion to a new position within Wells Fargo, the Participant's incentive award should be pro-rated provided the Participant met some or the entire Performance Objective prior to the transfer or promotion. Incentive awards will be determined following the end of the Plan Year.

         C.   Death or Retirement

              In the event of a Participant's death or retirement during the Plan Year, the Participant's incentive award should be a pro-rata share of the anticipated final incentive award provided the Participant actively worked for at least three months during the Plan Year.

         D.   Withholding Taxes

              Wells Fargo shall deduct from all payments under the Plan an amount necessary to satisfy federal, state or local tax withholding requirements.

         E.   Not an Employment Contract

              The Plan is not an employment contract and participation in the Plan does not alter a Participant's at-will employment relationship with Wells Fargo. Both the Participant and Wells Fargo are free to terminate their employment relationship at any time for any reason. No rights in the Plan may be claimed by any person whether or not he/she is selected to participate in the Plan. No person shall acquire any right to an accounting or to examine the books or the affairs of Wells Fargo.


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         F.   Assignment

              No Participant shall have any right or power to pledge or assign any rights, privileges, or incentive awards provided for under the Plan.

         G.   Unsecured Obligations

              Incentive awards under the Plan are unsecured obligations of the Company.

         H.   Code of Conduct

              Violation of the terms or the spirit of the Plan by the Participant and/or the Participant's supervisor, and other serious misconduct, are grounds for disciplinary action, including disqualification from further participation in the Plan and/or immediate termination.



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